News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G DECLARES A 10% DIVIDEND INCREASE

CINCINNATI, April 14, 2009 – The Procter & Gamble Company (NYSE: PG) announced that its Board of Directors declared an increase in the quarterly dividend from forty cents ($0.40) to forty-four cents ($0.44) per share on its Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the company, payable on or after May 15, 2009 to shareholders of record at the close of business on April 24, 2009.  This represents a 10% increase compared to the prior quarterly dividend.

The company has been paying dividends without interruption since incorporation in 1890.  This is the 53rd consecutive fiscal year that P&G has increased dividends.

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
Mark Erceg, 513.983.2414